Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints John L. Garrison, Jr., John D. Sheehan and Scott J. Posner, or any of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Terex Corporation Annual Report on Form 10-K for the year ended December 31, 2020 (including, without limitation, amendments), and to file the same with all exhibits thereto, and all document in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE
/s/ John L. Garrison, Jr	Chairman and Chief Executive Officer	January 21, 2021
John L. Garrison, Jr.	(Principal Executive Officer)

/s/ Paula H. J. Cholmondeley	Director	January 22, 2021
Paula H. J. Cholmondeley

/s/ Don DeFosset	Director	January 22, 2021
Don DeFosset

/s/ Thomas J. Hansen	Director	January 20, 2021
Thomas J. Hansen

/s/ Sandie O’Connor	Director	January 20, 2021
Sandie O’Connor

/s/ Christopher Rossi	Director	January 22, 2021
Christopher Rossi

/s/ Andra M. Rush	Director	January 27, 2021
Andra M. Rush

/s/ David A. Sachs	Lead Director	January 23, 2021
David A. Sachs